EXHIBIT 5.1


                                  [Letterhead]
                                  August 16, 2001
Genus,  Inc.
1139  Karlstad  Drive
Sunnyvale,  California  94089

     Re:  Registration  Statement  on  Form  S-3/A4

Ladies  and  Gentlemen:

     We have examined the registration statement on Form S-3/A4 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of a resale offering of 2,541,785 shares of your common stock and 1,461,525 shares of common stock to be issued upon the exercise of warrants to purchase your common stock. We have examined the proceedings taken in connection with the sale and issuance of the above-referenced shares and warrants.

     It is our opinion that (i) the shares have been legally and validly issued and are fully paid and non-assessable, and (ii) the warrants have been legally and validly issued, and upon in accordance with the terms and provisions in the warrants, the common shares issued upon exercise of the warrants will be legally and validly issued, and will be fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the registration statement, and further consent to the use of our name wherever appearing in the registration statement, including the prospectus constituting a part thereof, and any amendment thereto.



                   Very  truly  yours,

                   WILSON  SONSINI  GOODRICH  &  ROSATI
                   Professional  Corporation

                   /s/  WILSON  SONSINI  GOODRICH  &  ROSATI